Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between (Fan, Zhen) (“Executive”) and (MMTEC,INC.) (the “Company”), effective as of the date set forth by the signature of the Executive below (the “Effective Date”).

RECITALS

WHEREAS, Executive is currently employed by the Company and Executive and the Company desire to memorialize the go-forward terms of the employment relationship.

NOW THEREFORE, in consideration for Executive’s continued employment with the Company and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   Duties and Scope of Employment.

(a)  At-Will Employment.  Following the Effective Date, Executive will continue to be employed by the Company pursuant to the terms set forth in this Agreement.  Executive’s employment with the Company is for no specified period and constitutes “at will” employment.  As a result, Executive is free to terminate his employment relationship at any time, with or without advance notice, and for any reason or for no reason.  Similarly, the Company is free to terminate its employment relationship with Executive at any time, with or without advance notice, and with or without cause.  Furthermore, although terms and conditions of Executive’s employment relationship with the Company may change over time, nothing shall change the at-will employment relationship between Executive and the Company.

(b) Position and Responsibilities.  For the term of Executive’s employment under this Agreement (“Employment” or the “Employment Period”), the Company agrees to employ Executive in the position of [Chief Executive Officer].  Executive will report to the Company’s Board of Directors (the “Board”), or to such other person as the Company subsequently may determine, and Executive will be working out of the Company’s office in Beijing.  Executive will perform the duties and have the responsibilities and authority customarily performed and held by an employee in Executive’s position or as otherwise may be assigned or delegated to Executive by the Board.

(c)  Obligations to the Company.  During the Employment Period, Executive shall perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company.  During the Employment Period, without the prior written approval of the Board, Executive shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor or partner of any other person or entity or own more than five percent (5%) of the stock of any other corporation.  Notwithstanding the foregoing, Executive may serve on civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments without advance written and on corporate boards or committees with advance written consent of the Board (as defined below); provided that such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement or create a potential business or fiduciary conflict.  Executive shall comply with the Company’s policies and rules, as they may be in effect from time to time during Executive’s Employment.

(d) No Conflicting Obligations.  Executive represents and warrants to the Company that Executive is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Executive’s obligations under this Agreement.  In connection with Executive’s Employment, Executive shall not use or disclose any trade secrets or other proprietary information or intellectual property in which Executive or any other person has any right, title or interest and Executive’s Employment will not infringe or violate the rights of any other person.  Executive represents and warrants to the Company that Executive has returned all property and confidential information belonging to any prior employer.

2.   Cash and Incentive Compensation.

(a)  Base Salary.  Executive shall continue to be paid, as compensation for Executive’s services, a base salary at a gross annual rate of ¥[120,000], less all required tax withholdings and other applicable deductions, in accordance with the Company’s standard payroll procedures.  The annual compensation specified in this subsection (a), together with any modifications in such compensation that the Company may make from time to time, is referred to in this Agreement as the “Base Salary.”  Executive’s Base Salary will be subject to review and adjustments that will be made based upon the Company’s normal performance review practices.  Effective as of the date of any change to Executive’s Base Salary, the Base Salary as so changed shall be considered the new Base Salary for all purposes of this Agreement.

(b) Cash Incentive Bonus.  Executive is not currently eligible to be considered for an annual cash incentive bonus (a “Cash Bonus”) during the term of Executive’s Employment.  The Company’s Board of Directors (the “Board”) or any Compensation Committee of the Board (the “Committee”), as applicable, may, in its sole discretion, determine that Executive will be eligible to receive a Cash Bonus in the future in an amount and subject to such terms and conditions (including, but not limited to, the establishment of objective or subjective criteria that must be achieved for Executive to earn a Cash Bonus) as determined solely in the discretion of the Board or the Committee, as applicable.

3.   Paid Time Off and Employee Benefits.  During the Employment Period, Executive shall be eligible to accrue up to 21 days of paid time off (“PTO”) per calendar year, in accordance with the Company’s PTO policy, as it may be amended from time to time.  During the Employment Period, Executive shall be eligible to participate in the employee benefit plans maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such employee benefit plan.  The Company reserves the right to cancel or change the employee benefit plans and programs it offers to its employees at any time.

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4.   Business Expenses.  The Company will reimburse Executive for necessary and reasonable business expenses incurred in connection with Executive’s duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

5.   Rights Upon Termination.  Upon the termination of Employment, Executive shall only be entitled to the accrued but unpaid base salary compensation, PTO and other benefits earned and the reimbursements described in this Agreement or under any Company-provided plans, policies, and arrangements for the period preceding the effective date of the termination of Employment.

6.   Successors.

(a)  Company’s Successors.  This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that become bound by this Agreement.

(b) Your Successors.  This Agreement and all of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7.   Miscellaneous Provisions.

(a)  Indemnification.  The Company shall indemnify Executive to the maximum extent permitted by applicable law and the Company’s articles of association with respect to Executive’s service and Executive shall also be covered under a directors and officers liability insurance policy paid for by the Company to the extent that the Company maintains such a liability insurance policy now or in the future.

(b) Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(c) Modifications and Waivers.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive ).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d)  Whole Agreement.  No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.  This Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

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(e) Taxes.  All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(g) Choice of Law and Severability.  This Agreement shall be interpreted in accordance with the laws of the China without giving effect to provisions governing the choice of law.  If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect.  If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law.  All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(h) No Assignment.  This Agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time.  The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(i) Acknowledgment.  You acknowledge that you have the opportunity to discuss this matter with and obtain advice from your personal attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement.

(j) Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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After you’ve had an opportunity to review this Agreement, please feel free to contact me if you have any questions or comments.  To indicate your acceptance of this Agreement, please sign and date this letter in the space provided below and return it to the Company.

Very truly yours,

MMTec, Inc.

	By:	/s/
(Signature)

	Name:	Xiangdong Wen

	Title:	Chairman of the Board of Directors

ACCEPTED AND AGREED:

/s/ Zhen Fan
(Signature)

January 1, 2018
Date